                                   EXHIBIT 8


                            OPINION AND CONSENT OF
                         MARTIN, SNOW, GRANT & NAPIER
                   AS TO THE FEDERAL INCOME TAX CONSEQUENCES
                    OF THE TRANSACTION TO THE SHAREHOLDERS
                       OF CAPITOL CITY BANCSHARES, INC.

WRITER'S DIRECT DIAL: (912) 749-1716

September ______, 1998


Board of Directors
Capitol City Bancshares, Inc.
562 Lee Street, S.W.
Atlanta, Georgia 30311

Gentlemen:

     On April 14, 1998, Capitol City Bank and Trust, Capitol City Bancshares, Inc., and Capitol City Interim, Inc. entered into a Plan of Reorganization and Agreement of Merger. Capitol City Bancshares, Inc. ("Bancshares") is a Georgia corporation which under the Reorganization will become a bank holding company. Capitol City Interim, Inc. ("Interim") is a Georgia corporation which is a wholly-owned subsidiary of Bancshares. Capitol City Bank and Trust ("Bank") is a state chartered bank operating under the laws of Georgia. Under the terms of the Reorganization, Interim will be merged with and into the Bank with the Bank as the surviving corporation. As a result, the shares of common stock of Interim will be converted into all (100%) of the issued and outstanding shares of common stock of the Bank, and in turn, the shares of the Bank's common stock owned by Bank's shareholders will be converted into shares of common stock of Bancshares. After the Reorganization, Bancshares will own all (100%) of the issued and outstanding common stock of the Bank, and the Bank's former shareholders will own all (100%) of the issued and outstanding common stock of Bancshares.

     The federal income tax consequences of the Reorganization, as described below, are contingent upon and made with the understanding that the Bank upon consummation of the Reorganization will: (i) hold at least 90% of the fair market value of the net assets and (ii) at least 70% of the fair market value of the gross assets held by the Bank immediately prior to the Reorganization. Further, all amounts paid by the Bank for any Reorganization expense and any payments made to dissenting shareholders will be considered assets held by the Bank immediately prior to the Reorganization.

Board of Directors
September _____, 1998
Page 2


     Subject to the conditions described above, our opinion as to the federal income tax consequences of the Plan of Reorganization and Agreement of Merger is as follows:

     (a) The merger of Interim into the Bank and the issuance of shares of common stock of Bancshares in connection therewith, as described above, will constitute a tax-free reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1954, as amended (the "Code").

     (b) No gain or loss will be recognized by the holders of the Bank's common stock upon the exchange of such stock for Bancshares common stock as the result of the Reorganization.

     (c) The tax basis of the common stock of Bancshares received by the shareholders of the Bank pursuant to the Reorganization will be the same as the tax basis of the shares of common stock of the Bank exchanged therefor.

     (d) The holding period of the shares of common stock of Bancshares received by the shareholders of the Bank will include the holding period of the shares of common stock of the Bank exchanged therefor, provided that the stock of the Bank is held as a capital asset on the date of the consummation of the Reorganization.

     (e) No gain or loss will be recognized by the Bank upon the receipt of the Bank of the assets of Interim in exchange for the common stock of the Bank.

     (f) No gain or loss will be recognized in Bancshares upon the receipt of the common stock of the Bank in exchange for the common stock of Interim.

     In general, cash received by the holders of the Bank's common stock exercising their rights of dissent will be treated as amounts distributed in redemption of their shares and will be taxable under the provisions of Section 302 of the Code. However, it is possible that, as a result of the applicable rules attributing stock ownership among related individuals and entities in which they have an interest (partnerships, trusts, estates, corporations), the
Section 302 results may not apply, and the distribution will be treated either as a dividend or a return of capital under Section 301 of the Code. Moreover, even if the distribution is treated as being subject to Section 302, any gain

Board of Directors
September ____, 1998
Page 3


over the basis of the redeemed stock may be taxable as either ordinary income or capital gain, depending upon the circumstances of the individual shareholder.

     It is our recommendation that each of the Bank's shareholders consult their own tax advisors in order to make a personal evaluation of the federal income tax consequences as to any state or local tax consequences of the Reorganization.

                                    CONSENT
                                    -------

     As special counsel to Bancshares, we hereby consent to the use of this opinion as to the tax effects of the Reorganization as an exhibit to the Registration Statement to be filed on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the shares of Bancshares to be issued in the merger and to the reference in the Proxy Statement/Prospectus contained therein under the captions "Summary" and "Federal Income Tax Consequences".


                                    Yours very truly,

                                    MARTIN, SNOW, GRANT & NAPIER



                                    BY:_______________________________
                                         JOHN T. McGOLDRICK, JR.

JTMJR:saj